Exhibit 23.1

13620 38th Ave Ste 10H, Flushing, NY 11354 * US Tel: +1-347-871-1768 * 中国：+86-186-2099-1669 * http://www.jlkzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form F-1/A Registration Statement Amendment No. 1 of Golden Bull Limited (now known as “Bit digital, Inc.”) of our report dated July 29, 2020 relating to the consolidated financial statements of Golden Bull Limited (now known as “Bit Digital, Inc.”) as of December 31, 2019 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ JLKZ CPA LLP

JLKZ CPA LLP

April 12, 2021